Exhibit 99.1

             Pro-Pharmaceuticals Issues Corporate Update


    NEWTON, Mass.--(BUSINESS WIRE)--July 27, 2007--Pro-Pharmaceuticals, Inc. (AMEX: PRW), a company "Advancing Drugs Through Glycoscience(R)", today issued the following corporate update:

    As previously indicated, Pro-Pharmaceuticals is evaluating various financing options to bridge the Company to major milestones which the Company anticipates to occur by the fourth quarter of 2007 or first quarter of 2008. While the Company is confident that additional financing will be raised, the Company has reduced planned third quarter 2007 operating cash expenses by 30% to help bridge the Company to these milestone events. The 30% reduction in third quarter cash operating expenses resulted from a 50% reduction in payroll (with no change in headcount) and lowered non-core expenses that are not related to the Company's 505 (b)(2) submission of DAVANAT(R) to the FDA. The Company's cash position at June 30th was approximately $2.4 million. The Company expects its cash operating expense in the third quarter to be approximately $1.2 million.

    Major milestones anticipated by the fourth quarter of 2007 or first quarter of 2008 include:

    -- Complete the 505 (b)(2) submission with the FDA to allow the marketing and sales of DAVANAT(R) in 2008 to be used as an adjuvant therapy (functional excipient) for the treatment of cancer.

    -- Report preliminary results from the ongoing Phase II biliary and colorectal cancer trials.

    -- Finalize a collaboration with a bio-pharmaceutical company to commercialize DAVANAT(R).

    --  Scale-up production of DAVANAT(R).

    "We plan to raise capital to fund our development activities through a debt- or equity-based financing or through partnerships with bio-pharmaceutical companies," said David Platt, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals, Inc. "We have retained a business development executive and are currently in active discussions with more than a dozen companies for the licensing of DAVANAT(R). We are making excellent progress towards our goal to submit our 505
(b)(2) application to the FDA and to commercialize DAVANAT(R) in 2008. We remain confident that we will raise the capital necessary to commercialize DAVANAT(R)," Dr. Platt stated.

    Pro-Pharmaceuticals, Inc. - Advancing Drugs Through
Glycoscience(R)

    Pro-Pharmaceuticals, Inc. is engaged in the discovery, development, and commercialization of therapeutic compounds for advanced treatment of cancer, liver, microbial, cardiovascular and inflammatory diseases. The Company's initial focus is the development of a new generation of anti-cancer treatments using polymers with the intent of enhancing the safety and efficacy of chemotherapy agents. The Company's technology also is directed at "rescuing" drugs that were shelved for toxicity or "half-life" issues; increasing the solubility of existing drugs, and developing polymers as new chemical entities. Founded in 2000, the Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

    FORWARD LOOKING STATEMENTS: Any statements in this news release about this or future financings, expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the expected closing of the private placement and the anticipated use of proceeds. Such factors include uncertainties as to the utility and market for the Company's potential products; uncertainties associated with pre-clinical and clinical trials of the Company's product candidates; the Company's limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of its potential products; possible development by competitors of competing products and technologies; lack of assurance regarding patent and other protection of its proprietary technology; compliance with and change of government regulation of the Company's activities, facilities and personnel; uncertainties as to the extent of reimbursement for the Company's potential products by government and private health insurers, and the Company's history of operating losses and accumulated deficit. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. More information about those risks and uncertainties is contained in the Company's quarterly or annual report, Form 8-K and in the Company's other reports filed with the Securities and Exchange Commission. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

    DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals.

    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com